Appendix A


TAPS Basic Maintenance Test

1. We will recalculate the Moody's Discounted
2. Market Value and Market Value.  We will make
3. no independent verification of price nor of
4. management's classification with respect to price
5. or performance in the determination of the
6. Moody's Discounted Market Value.

7. We will compare the TAPS Basic Maintenance

8. Amount calculation with the definition of the

9. TAPS Basic Maintenance Amount in the

10. Statement.  We will recalculate the TAPS Basic

11. Maintenance Amount.  We will make no

12. independent verification of management's estimate

13. of Fund Expenses as required to compute the

14. TAPS Basic Maintenance Amount.

15. We will recalculate the Liquidation Value of

16. Preferred Shares Outstanding by multiplying the

17. number of outstanding shares by the liquidation

18. preference amount as per the Statement and agree

19. amount to the Liquidation Value of Preferred

20. Shares Outstanding utilized in the Basic

21. Maintenance Amount calculation.

22. We will compare the Moody's Discounted Market

23. Value to the TAPS Basic Maintenance Amount

24. and note the difference at June 30, 2003 and July

25. 31, 2003 respectively.

TAPS 1940 Act Asset Coverage

1. We will compare the value of the Fund's total assets,
2. less all liabilities and indebtedness not represented
3. by senior securities, at Valuation Date, per the
4. Fund's unaudited trial balance to the sum of Net
5. Assets & Bank Borrowing per the Report.

6. We will recalculate the liquidation preference

7. amount by multiplying the number of outstanding

8. shares by the liquidation preference amount as per

9. the Statement and agree amount to the Preferred

10. Value per the Report.

11. We will agree the Bank Borrowing amount to the

12. Fund's unaudited trial balance.

13. We will recalculate the Preferred Value plus Bank

14. Borrowings by summing 2 and 3 above.

15. We will recalculate the 1940 Act TAPS Asset

16. Coverage with respect to the Fund's indebtedness

17. and issuance of senior securities by dividing the

18. numerator (per 1 above) at the Valuation Date, by

19. the aggregate of the Bank Borrowings and Preferred

20. Value, and agree to amount per the Report.

21. We will recalculate the 1940 Act TAPS Asset

22. Coverage with respect to the Fund's indebtedness by

23. dividing the numerator (per 1 above) at the

24. Valuation Date, by the Bank Borrowings, and agree

25. to amount per the Report.